Exhibit 99.1

Xencor, Inc. Announces Proposed Public Offering of Common Stock

MONROVIA, Calif., — March 19, 2018 — Xencor, Inc. (NASDAQ: XNCR) today announced that it intends to offer and sell, subject to market and other conditions, 5,000,000 shares of its common stock in an underwritten public offering. Xencor expects to grant the underwriters a 30-day option to purchase up to an additional 750,000 shares of common stock. All of the shares are being offered by Xencor. There can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

Xencor anticipates using the net proceeds from the offering for working capital and general corporate purposes, including for research and development expenses, general and administrative expenses, manufacturing and clinical development expenses.

Leerink Partners and Piper Jaffray & Co. are acting as joint book-running managers in the offering.

A shelf registration statement relating to the shares was previously filed with and became effective by rule of the Securities and Exchange Commission. The offering is being made solely by means of a prospectus. A preliminary prospectus supplement and accompanying prospectus relating to the offering will be filed with the Securities and Exchange Commission (SEC) and will be available on the SEC’s website located at http://www.sec.gov. A copy of the preliminary prospectus supplement and accompanying prospectus relating to the offering, when available, may be obtained from Leerink Partners LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA 02110, or by telephone at (800) 808-7525 x6132  or by email at syndicate@leerink.com; or Piper Jaffray & Co., Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, or by telephone at 800-747-3924,  or by email at prospectus@pjc.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Xencor

Xencor is a clinical-stage biopharmaceutical company developing engineered monoclonal antibodies for the treatment of autoimmune diseases, asthma and allergic diseases and cancer. Currently, 11 candidates engineered with Xencor’s XmAb® technology are in clinical development internally and with partners. Xencor’s internal programs include: XmAb®5871 in Phase 2 development for the treatment of IgG4-Related Disease, and also for the treatment of Systemic Lupus Erythematosus; XmAb®7195 in Phase 1 development for the treatment of asthma and allergic diseases; XmAb®14045 in Phase 1 development for acute myeloid leukemia; XmAb®13676 in Phase 1 development for B-cell malignancies; XmAb®18087 in Phase 1 development for the treatment of neuroendocrine tumors; and XmAb®20717, XmAb®22841, XmAb®23104 and XmAb®24306 in pre-clinical development for the treatment of multiple cancers. Xencor’s XmAb antibody engineering technology enables small changes to the structure of monoclonal antibodies resulting in new mechanisms of therapeutic action. Xencor partners include Novartis, Amgen, MorphoSys, CSL/Janssen, Alexion and Boehringer Ingelheim.

Forward Looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, relating to Xencor’s expectations regarding the completion, timing and size of the public offering, its expectations with respect to granting the underwriters a 30-day option to purchase additional shares and its anticipated use of net proceeds from the offering. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks and uncertainties related to completion of the public offering on the anticipated terms or at all, market conditions, and the satisfaction of customary closing conditions related to the public offering. More information about the risks and uncertainties faced by Xencor is contained in the section captioned “Risk Factors” in the preliminary prospectus supplement related to the public offering to be filed with the SEC. Xencor disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Investor Contact:
Xencor, Inc.
John Kuch, Vice President Finance, Xencor

Tel: 626-737-8013

jkuch@xencor.com

Corporate Communications Contact:
Jason I. Spark
Canale Communications for Xencor
619-849-6005
jason@canalecomm.com